Exhibit 99.1

E.E.W. Eco Energy World PLC and ClimateRock Announce New Investor Presentation

New York, London, December 12, 2022 -- E.E.W. Eco Energy World PLC (“EEW”), an independent global developer of utility scale solar photovoltaic projects from greenfield to ready-to build, and ClimateRock (Nasdaq: CLRC), a special purpose acquisition company, today announced that a new investor presentation is now available for viewing and accessible on both ClimateRock’s website at https://www.climate-rock.com/ and EEW’s website at https://www.eew.solar/investor.html. The presentation includes further details on the previously announced proposed business combination and EEW’s market opportunities. ClimateRock will also include a copy of the investor presentation as an exhibit to a Current Report Form 8-K to be filed with the SEC, which will be available on the SEC’s website at www.sec.gov.

About ClimateRock

ClimateRock is a special purpose acquisition company led by Chairman, Charles Ratelband V and CEO, Per Regnarsson, and is incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry or geographic location, but it is focused on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging, clean technologies. For more information, please visit Driving The Energy Transition - ClimateRock (climate-rock.com).

About Eco Energy World

EEW, founded by CEO Svante Kumlin, is an independent global developer of utility scale solar photovoltaic projects from greenfield to ready-to-build stage, with a recognized track record, with founders and management who have been operating in the industry since 2008. EEW has developed projects with a capacity of approximately 1.3 gigawatts, which it has deployed for major institutional investors across Europe, the UK and Australia. EEW has significant experience in delivering successful turnkey developments globally including green field development, technical design, construction, permitting, power purchase agreements and structured financing.

EEW has a strong pipeline of new opportunities to take advantage of the next wave of global subsidy-free renewable energy development including solar and hydrogen. Headquartered in London, the Group has assets under development in the UK, Spain, Sweden, Australia and Italy. For further information, please visit www.eew.solar.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed Business Combination between EEW and ClimateRock and Pubco, including statements regarding the benefits of the Business Combination, the anticipated timing of the completion of the Business Combination, the services offered by EEW and the markets in which it operates, the expected total addressable market for the services offered by EEW, the sufficiency of the net proceeds of the proposed Business Combination to fund EEW’s operations and business plan and EEW’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the Business Combination may not be completed in a timely manner or at all; (ii) the risk that the Business Combination may not be completed by ClimateRock’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ClimateRock; (iii) the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the business combination agreement by the shareholders of ClimateRock, the satisfaction of the minimum trust account amount following redemptions by ClimateRock’s public shareholders, retaining a minimum amount of available cash and the receipt of certain governmental and regulatory approvals; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (v) the effect of the announcement or pendency of the Business Combination on EEW’s business relationships, performance, and business generally; (vi) risks that the Business Combination disrupts current plans and operations of EEW as a result; (vii) the outcome of any legal proceedings that may be instituted against EEW, ClimateRock, Pubco or others related to the business combination agreement or the Business Combination; (viii) the ability of Pubco to meet Nasdaq Stock Exchange listing standards at or following the consummation of the Business Combination; (ix) the ability to recognize the anticipated benefits of Business Combination, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which EEW (and following the Business Combination, Pubco) operates, variations in performance across competitors and partners, changes in laws and regulations affecting EEW’s business and the ability of EEW and the post-combination company to retain its management and key employees; (x) the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination; (xi) the risk that EEW (and following the Business Combination, Pubco) will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xii) the risk that Pubco experiences difficulties in managing its growth and expanding operations; (xiii) the risk of cyber security or foreign exchange losses; (xiv) the effects of COVID-19 or other public health crises on the business and results of operations of EEW (and following the Business Combination, Pubco) and the global economy generally; and (xv) costs related to the Business Combination. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of ClimateRock’s Quarterly Reports on Form 10-Q, the registration statement on Form F-4 and proxy statement/prospectus that will be filed by Pubco, and other documents filed by ClimateRock and Pubco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EEW and ClimateRock assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither EEW nor ClimateRock gives any assurance that either EEW or ClimateRock will achieve its expectations.

Contact Information:

ClimateRock

Phone number: +44 203 954 0590

Email: info@climate-rock.com

Contact: Abhishek Bawa

ClimateRock Investor Relations

Phone number: +1 203 741 8811

Email: CLRCU@mzgroup.us

Contact: Shannon Devine

EEW Eco Energy World PLC Press Enquiries

Phone number:  +44 203 727 1000

Email:  eew@fticonsulting.com

Contact:  Ben Brewerton / Dhruv Soni / Kelly Smith